Exhibit 8.1

May 19, 2011
Holly Corporation
2828 North Harwood, Suite 1300
Dallas, Texas 75201
     RE: HOLLY CORPORATION REGISTRATION STATEMENT ON FORM S-4
Ladies and Gentlemen:
     We have acted as counsel for Holly Corporation, a Delaware corporation (“Holly”), in connection with the merger (the “Merger”) of North Acquisition, Inc., a Wyoming corporation and direct wholly owned subsidiary of Holly (“Merger Sub”), with and into Frontier Oil Corporation, a Wyoming corporation (“Frontier”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 21, 2011 among Holly, Merger Sub and Frontier. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
     This opinion is being delivered in connection with the filing of the Registration Statement No. 333-172978 on Form S-4, as amended (the “Registration Statement”) filed by Holly with the Securities and Exchange Commission (the “Commission”) relating to the proposed Merger and to which this opinion is an exhibit.
     In preparing our opinion, we have reviewed, and with your consent are expressly relying upon (without any independent investigation thereof), the truth and accuracy of the statements, representations, and covenants contained in (i) the Merger Agreement and any exhibits thereto, (ii) the Registration Statement, (iii) the representation letters of Holly and Frontier delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records that we have deemed necessary and appropriate to enable us to render the opinion set forth below. With respect to any representations in any of the foregoing documents that are made “to the knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. In addition, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the material terms and conditions therein have been or will be waived or modified.
     If any of our assumptions described above are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement and/or the Registration Statement, our opinion expressed below may be adversely affected and may not be relied upon.
     Based upon and subject to the foregoing, the legal conclusions with respect to U.S. federal income tax consequences set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the limitations, conditions and qualifications set

Vinson & Elkins L.L.P. Attorneys at Law
Austin   Beijing    Dallas    Dubai    Houston    London
Moscow    New York    Shanghai    Tokyo    Washington
First City Tower, 1001 Fannin Street, Suite 2500
Houston, TX 77002-6760
Tel 713.758.2222   Fax 713.758.2346 www.velaw.com

forth therein, constitute our opinion as of the date hereof. We undertake no responsibility to advise you of any changes in the application or interpretation of the United States federal income tax laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P. Attorneys at Law
Austin   Beijing    Dallas    Dubai    Houston    London
Moscow    New York    Shanghai    Tokyo    Washington
First City Tower, 1001 Fannin Street, Suite 2500
Houston, TX 77002-6760
Tel 713.758.2222   Fax 713.758.2346 www.velaw.com